October 2012

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Page 4: PAC outing supports policies, candidates

OUR MISSION is to *"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."*

USDA reports lowest inventory in 8 years; harvest moving quickly

USDA September WASDE and Crop Production reports, released Sept. 12, confirmed that farmers are likely to harvest the eighth-largest corn crop on record this fall, despite enduring the worst drought conditions in more than 50 years.

The reports projected an average corn yield of 122.8 bushels per acre (bpa). Total supply for 2012/13 is estimated at 11.98 bbu., an increase of 160 million bushels in carry-in.

Corn prices have retreated about $1.20 from the highs in August, but the September 28 crop report confused the market with a Sept. 1 stocks number below trade expectation. This leaves the market to wonder how much new crop production was included in this number.

With the corn harvest over the halfway mark experts are wondering if the weather this year was not as tough on the corn crop as we expected. Many farms are reporting yields better than expected, and some are reporting yields below expectations. We should have a better idea of production once the October 11 production numbers are out.



Projects target greater unloading capacity, testing of new corn trait

Construction is moving along nicely on the new grain bin (seen above) and the other grain handling upgrades that are taking place at Golden Grain Energy. We are also in the process of taking out two of the smaller original mills and replacing them with mills of much larger capacity.

The mills being replaced will be used to grind the Enogen corn in a separate structure for the trial that will be taking place next spring or be used to supply extra capacity or redundancy to our present production system. The unloading system will also receive an upgrade as we increase the capacity from 4,500 bushels per hour to 7,000 bushels per hour from all our steel bins and concrete silos. Construction on the grain bin and fill equipment is expected to be done sometime in November. The entire project is not expected to be completed until February.

Golden Grain is one of two ethanol plants partnering with Syngenta to test that company's new Enogen corn. The plant will complete a three-month trial with the specialized corn grain bio-engineered to allow ethanol production to be more efficient, cost effective and better for the environment. Enogen grain genetically engineered specifically for the ethanol industry, expressing the alpha amylase enzyme necessary for dry grind ethanol production directly in the endosperm of the grain.

Margin squeeze likely to continue in 2013

The third fiscal quarter for Golden Grain Energy, which ended July 31, 2012, was full of corn procurement and margin challenges. The tight corn carryout and drought conditions throughout most of the Corn Belt made it difficult to secure enough corn to keep the plant fed. The 6% increase in gallons and 68% increase in amount of corn oil we sold were not enough to overcome the 19% drop in ethanol prices during Q3 2012 compared with the same quarter of 2011.

In addition, a substantial amount of our income over the last few years has come from our investments within the ethanol industry. This quarter we posted a slight loss from those investments as there are few within the industry that have been sheltered from this storm. During the month of July, we saw corn prices increase $1.65 per bushel. To maintain an equivalent margin, ethanol should have increased about $0.60 per gallon but the actual increase was only $0.45. That spread, on top of already tight margins, led to a loss from derivatives of $5.8 million and a net loss for the quarter of nearly $2.4 million.

In prior years we have hit "homeruns" during the fourth quarter, but this year the board and management are not expecting history to repeat itself. As we put our fiscal year 2013 budget together we do not see relief on the horizon in corn procurement or margins.

2013 will be difficult. Therefore, the GGE team continues to look for ways to optimize profits by increasing efficiencies and reducing expenses. For those members who are starting early tax planning, GGE is anticipating minimal taxable income for 2012 and will publish a more precise estimate in December.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	7/31/2012	10/31/2011
Current Assets	$28,264,127	$23,749,370
Total Assets	$124,882,067	$120,403,473
Current Liabilities	$10,328,790	$6,738,602
Long-term liabilities	$10,951,004	$2,069,240
Members Equity	$103,602,273	$111,595,631
Book Value per Unit	$4.24	$4.56

INCOME STATEMENT	Three Months Ended 7/31/2012	Three Months Ended 7/31/2011	Nine Months Ended 7/31/2012	Nine Months Ended 7/31/2011
Revenues	$85,411,913	$89,806,943	$248,799,186	$229,979,034
Gross Profit (Loss)	$(1,909,128)	$6,152,169	$5,888,443	$12,948,775
Equity in Net Income (Loss) from Investments	$(8,810)	$1,243,435	$3,650,341	$3,871,953
Net Income (Loss)	$(2,387,429)	$6,652,296	$7,905,642	$14,586,166
Net Income (Loss) per Unit	$(0.10)	$0.27	$0.32	$0.60
Distribution Paid	$--	$--	$0.65	$0.25

Wendland voted RFA treasurer for 2013

Walter Wendland, CEO of Golden Grain Energy, LLC in Mason City, IA has been elected Treasurer of the Renewable Fuels Association (RFA), the group announced today. Golden Grain Energy is a 110 million gallon per year ethanol facility.

Wendland has been the President and Chief Executive Officer of Golden Grain Energy, LLC since April 23, 2004. He is also the President and CEO of Homeland Energy Solutions since December 15, 2008. Previously, Wendland was Golden Grain Energy's board chairman, and construction Manager responsible for the development, construction and start-up operation of its ethanol plant.



He is active in promoting renewable fuels on the local, state and national levels, as a past President of the Iowa Renewable Fuels Association.

"As the number one ethanol producing state, Iowa has witnessed the benefits that ethanol brings to rural communities," said Wendland. "The ethanol industry is saving consumer's money at the pump, putting Americans to work in jobs that can't be outsourced, and reducing our dependency on foreign oil. I am honored to be elected as a leader of this organization dedicated to showing the benefits of domestic, home-grown fuel."

Wendland has served on the RFA Board of Directors for seven years.

Protect, promote your ethanol industry

RFS waiver comment period extends to Oct. 11

With governors from several states and representatives of the petroleum, food processing and livestock industries pressuring the EPA to waive the RFS as a means of easing demand on the grain market, it is vital that ethanol supporters express their opinions on the subject. The simplest way to do so is to visit www.ethanol.org, click the RFS Action Center button, then click on Legislative Action Center to reach a page that will help you draft and send a letter to the EPA, utilizing researched talking points about the benefits of ethanol and the RFS.

Much of the handwringing ostensibly stems from a concern over consumer food prices. In an analysis by RFA VP for Research and Analysis Geoff Cooper posted today on the RFA blog, the slight decrease in corn prices that might result from a waiver would have only a marginal impact on the prices paid in grocery aisles. Conversely, eliminating some ethanol consumption under an RFS waiver could drive American household gasoline bills much higher. Cooper estimates food costs for the average American family might fall by $3-$9 per year in 2013 with a waiver of the RFS, but gasoline costs could be as much as $88 higher over the year.

"While this summer's drought has undoubtedly caused billions of dollars in damages to the entire U.S. agriculture sector, the impact of the RFS on the average American household's budget has been mischaracterized by waiver proponents," Cooper wrote. "In fact, as this analysis shows, waiving the RFS requirements for 2013 would actually result in a net increase in annual household spending of approximately $24-$85 due to increased spending on gasoline. ... Waiving the RFS in 2013 would do more harm to American consumers than if EPA allows the program to continue to function as designed."

Fuels America coalition to protect, promote national RFS

A large coalition of advanced and traditional renewable fuel stakeholders joined forces Sept. 27 to defend America's Renewable Fuel Standard (RFS) and the economic, employment, domestic renewable energy and national security benefits the RFS provides. The new coalition, Fuels America, spans the full spectrum of domestically-grown renewable fuel, national security, renewable energy and other stakeholders.

The coalition also launched an online platform at FuelsAmerica.org and a Twitter presence @FuelsAmerica.

Tell retailers you want E15, IRFA will help with promotion

Linn Co-op Oil Company saw E15 sales soar to more than 30 percent of the day's sales after an open house event Friday, Sept. 21. Linn Co-op in Marion is the state's first retailer to provide drivers owning a 2001 or newer vehicle, SUV or light-duty truck access to E15, an EPA-approved fuel. Golden Grain Energy urges its members to talk to their own local retailers and encourage them to offer the higher blend of ethanol for the benefit of both the retailer and its customers.

"E15 is bringing in many new customers to Linn Co-op," said Jim Becthold, Service Manager for Linn Co-op Oil Company. "During our open house event, I saw countless new faces from all over the county. Also, a great deal of our customers specifically asked for E15 and Friday's sales reflected that."

To introduce E15 to Marion residents, the IRFA, Iowa Corn and the Iowa Power Fund Community Grant Program are sponsoring a media campaign that includes radio and print ads, billboards and direct mail. The campaign ran throughout September. This type of campaign is available to any Iowa retailer who offers E15 for 2001 and newer vehicle owners. Retailers preparing to offer E15 in the future are urged to contact the IRFA for promotional assistance.

Another reason now is the right time for retailers to make the move to E15 is the Sept. 15 expiration of the EPA's summer volatility restriction for gasolines. The EPA's prior E15 approval included a summer vapor pressure restriction to 9 psi, creating the need for a specialty blendstock for 15 percent ethanol blending which was more expensive and only available in limited areas. EPA required this E15 vapor pressure restriction from June 1 to September 15. Only one retailer in Kansas, Zarco 66, was able to secure this low Reid Vapor Pressure (RVP) gasoline from a State Implementation Plan (SIP) area of Kansas City, and thus able offer E15 during the summer in Lawrence and Ottawa, KS.

"This should speed the rollout of E15 in states like Kansas, Illinois, Iowa and others because the final barrier in many states will disappear," stated Robert White, Director of Market Development for the Renewable Fuels Association (RFA). "Retailers now have the opportunity to bring yet another choice to all drivers of 2001 and newer light duty cars, trucks and SUVs, along with all flex-fuel vehicles."

Steps for preparing to offer E15 are outlined in detail in the Renewable Fuels Association's E15 Retailer Handbook, available electronically at www.EthanolRFA.org/E15RetailerHandbook.



Support for GGE PAC golf fundraiser remains strong

The Cedar Ridge golf course was an oasis of fresh green grass for many of the 56 dedicated supporters who teed off at noon Aug. 20, as the course had recently received the rain that has been so scarce this year. It was reassurance to all that, yes, it can still rain, and yet we were blessed to have a sunny gorgeous day to play golf.

Our GGE PAC fundraising auction had a diverse offering of items ranging from homemade pies, brownies, golf clubs, wall hangings, greeting cards, and tickets to many NASCAR races and athletic events. With the support of the bidders and donors, we raised $15,560 for our committee. Thank you to all who contributed and made this fundraiser a success.

The excellent meal was prime rib catered by the Frederika Locker & HY VEE. Walt Wendland, Golden Grain Energy president and CEO, informed the members of current events at Golden Grain and steps the company is taking to deal with the drought of 2012.

Keynote speaker was Brian Jennings of the American Coalition of Ethanol. Jennings had an excellent presentation on the importance of staying vigilant in the support of RFS2 and having close contact with the Congressional members at the national and state levels. ACE sponsors the March Belt-way Fly-in to Washington DC that gives members an opportunity to sit down with our legislators and discuss pertinent issues affecting the ethanol industry.

Our GGE PAC is very appreciative of all members who donated by attending the fundraiser and to the many who mailed in their personal checks. We have been one of the leaders in ethanol PAC donations to legislators for eight years. This past 12 months we have contributed $42,450 to our friends of ethanol at the state and national levels.

Our GGE PAC committee is dedicated to continue to inform and educate our political officials of the importance of our ethanol industry to the economic growth of the country.

Thank you again for all your support. Anyone wanting to contribute to our GGE PAC can simply call the GGE office at 1-888-443-2676 or contact a PAC committee member.

— Jerry A. Calease, GGE PAC Chair